Exhibit 10.2

                                                                        09-05-01
Dear Robert Grant

I am pleased to confirm ESC Medical System's offer for you to join our organization as Senior Vice President and Managing Director of the Surgical Business Unit. The specifics of your assignments will be determined by the close of the transaction. In this capacity you will report directly to Lou Scafuri, Chief Operating Officer. The compensation and employee benefits program for this position are outlined as follows:

Base Salary

You will receive a base salary of $ 12,666 per month ($ 152,000 annualized).

Housing Allowance

You will receive $ 18,000 per annum housing allowance. This allowance will be reviewed at 31,12,02.

Integration Bonus

Upon achievement of corporate integration objectives up to December 31, 2002, the following bonuses will apply:

1.  $250,000 paid on December 31, 2002
2. 25,000 share options granted on December 31, 2002 at a strike price as will be at the time of the close of the merger between CMG and ESC Medical, these performance options will vest over a two year period, 50% on December 31, 2003 and 50% on December 31, 2004.

Management Bonus Program

As a member of the Executive Staff you will be eligible to participate in the Company Bonus Plan at a 50% base participation rate. The Plan is specifically designed to reward participants based upon the attainment of Corporate and personal performance. The bonuses are paid quarterly.

Stock Option Plan

Upon your joining our organization we will recommend to the Board of Directors that you be considered for a stock option grant of 60,000 shares of Esc Medical Systems stock, at a price as will be at the date of closing. The options will vest over a three-year period at a rate of 33.3% each year.

Stay Bonus

A special bonus payment, in addition to any other compensation provided, will be paid to you on December 31, 2002. This payment will be made providing you are still a full time employee with the company on that date. The bonus will be in the amount of 50% of your current salary at the time it is paid.

Executive Education:

Once per year and of a significant duration (greater than 2 weeks) and curriculum At a prestigious university/business school; timing of such course will be mutually agreed with senior management.




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Executive Benefits Program

ESC Medical Systems offers an attractive employee benefits program which includes: company medical and dental insurance coverage, life and accident insurance, disability coverage, a most generous 401k plan with dollar for dollar matching up to 6% of your annual salary, and flexible spending accounts.

Esc Medical Systems will provide you with a special Executive Benefit Program that provides for an additional five (5) days of vacation during each calendar year and deferred compensation options through a Supplementary Retirement Plan and Rabbi Trust arrangement that are designed to complement our 401k plan.

If during the next 12 months the current Santa Clara based activity for the Surgical Business moves to another location outside the San Francisco Bay Area, Lumenis would make the following options available to you:

Move into another position of equal or greater responsibility and compensation Terminate my employment with 6 months salary, bonus and benefits.

We look forward to your joining our organization. To indicate your acceptance of this offer pleases sign and return one copy of this letter to me. In the meantime, if you have any questions please do not hesitate to call me.

Best regards,


/s/Yossi Gal
-----------------------------
Yossi Gal
Vice President of Human Resources

/s/Robert Grant
-----------------------------
Robert Grant                                Date


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